Exhibit 23.2

INDEPENDENT AUDITORS’ CONSENT

Child, Van Wagoner & Bradshaw, PLLC
5296 South Commerce Drive, Suite 300
Salt Lake City, Utah 84107-5370
USA

May 15, 2006

Board of Directors
China World Trade Corporation
3rd Floor, Goldlion Digital Network Center
138 Tiyu Road East, Tianhe
Guangzhou, PRC.

Re: Form S-8 Registration Statement; Consent of Auditors

Dear Members of the Board:

We have issued our report dated April 15, 2006, accompanying the financial statements of China World Trade Corporation, which is incorporated by reference in this Form S-8 registration statement. We consent to the incorporation by reference in the registration statement of the aforementioned report, and the use of our name under the heading “Experts.”

Sincerely,

/s/ Child, Van Wagoner & Bradshaw, PLLC
Child, Van Wagoner & Bradshaw, PLLC

Certified Public Accountants